Exhibit 99.1

FOR IMMEDIATE RELEASE

BioMarin Calls Remaining $51.4 Million of Convertible Notes Due 2008

NOVATO, Calif., December 22, 2006 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) gave formal notice today that it is calling for redemption on January 26, 2007 (the Redemption Date), the remainder of its outstanding 3.50% Convertible Senior Subordinated Notes due June 15, 2008. There is currently $51.4 million in aggregate principal outstanding following the partial exchange of notes that was completed in late September 2006.

Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin commented, “This transaction will result in the elimination of the final portion of the $125 million in convertible debt due 2008 from our balance sheet. Together with the September exchange, these transactions will save approximately $6.5 million in interest expense on the notes in 2007 and 2008.”

Noteholders will have until January 25, 2007 to decide whether or not to convert notes into common stock at a conversion price of approximately $14.01 per share. Any notes not converted prior to that time will automatically be redeemed, without any further action by the noteholders, for a price equal to $1,014 for each $1,000 principal amount outstanding, plus accrued and unpaid interest up to, but excluding, the Redemption Date. If none of the noteholders convert their notes into common stock, the total redemption payment will be approximately $52.1 million.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product that BioMarin developed through a 50/50 joint venture with Genzyme Corporation. Investigational product candidates include Phenoptin™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU), and 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of poorly controlled hypertension. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statements

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: expectations regarding the redemption or conversion of a portion of the company’s debt; and the development of its product candidates. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: the trading price of BioMarin’s common stock between now and January 26, 2007; results and timing of current and planned clinical trials of its product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Medicines Agency and other regulatory authorities concerning its product candidates; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2005 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:

Investors and Media:

Eugenia Shen

BioMarin Pharmaceutical Inc.

(415) 506-6570

http://www.BMRN.com